Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

VIRGINIA COMMERCE BANCORP, INC.
ANNOUNCES SECURITIES RESTRUCTURING

Arlington, Va., Monday, October 1, 2007 - Virginia Commerce Bancorp, Inc. (NASDAQ-VCBI), the parent company for Virginia Commerce Bank, announced today the completion of a restructuring of a portion of its securities portfolio whereby the Company sold $35.0 million of available-for-sale securities, with a weighted average yield of 3.72% and an average remaining term of sixteen months. The sales resulted in an after-tax loss of $252 thousand, or approximately $0.01 per share, which will be reflected in the financial results for the quarter ended September 30, 2007. Proceeds from the sale were used to purchase $34.8 million in mortgage-backed agency securities with yields ranging from 5.52% to 5.75%, an average yield of 5.64% and an average life of 5.1 years.

Peter A. Converse, President and Chief Executive Officer of Virginia Commerce Bank, stated that “the current interest rate environment provided the Company with an opportunity to positively restructure a portion of its securities portfolio for a relatively small cost in the short-term, while extending the duration of the portfolio and enhancing future earnings by approximately $0.02 per share annually with a total after-tax increase of $564 thousand over the remaining term of the bonds sold.”

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank (the “Bank”), a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-three branch offices, two residential mortgage offices and two investment services offices, principally to individuals and small to medium-size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne

Executive Vice President and Chief Financial Officer

(703) 633-6120

wbeauchesne@vcbonline.com